Loeb&Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

June 28, 2019

BioVie Inc.

2120 Colorado Ave., #230

Santa Monica, CA 90404

Ladies and Gentlemen:

We have acted as special counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-231136) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of shares of Class A common stock, par value $0.0001 per share, at an aggregate initial offering price of up to $17,250,000 (the “Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we advise you that, in our opinion, when the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”) has taken all necessary corporate action to authorize and approve the issuance of the Shares, and when the Shares have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive underwriting agreement approved by the Board of Directors of the Company or the Pricing Committee, the Shares will be validly issued, fully paid and non-assessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

Los Angeles New York Chicago Nashville Washington, DC San Francisco Beijing Hong Kong www.loeb.com A limited liability partnership including professional corporations